UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CONTRAFECT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 5, 2016

Dear stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of ContraFect Corporation (the “Company”) that will be held on May 6, 2016, at 9:00 AM, local time, at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation.

We are holding the meeting for the following purposes:

1.	To elect Steven C. Gilman, Sol Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger Pomerantz, and Cary Sucoff to the board of directors to serve until the 2017 Annual Meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2016.

3.	To amend the Company’s Amended and Restated Certificate of Incorporation to provide that any director or the entire board of directors may be removed with or without cause, and to clarify the director vacancy provision.

4.	To transact any and all other business that may properly come before the meeting or any continuation, postponement, or adjournment thereof.

All stockholders of record of our common stock at the close of business on March 22, 2016, the record date, are entitled to notice of and to vote at this meeting and any continuation, postponement, or adjournment thereof. Whether or not you expect to attend the annual meeting of stockholders in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card, you may still decide to attend the annual meeting of stockholders and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

The board of directors and management look forward to seeing you at the meeting.

Sincerely yours,

Interim Chief Executive Officer and Chairman of the Board

CONTRAFECT CORPORATION

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of ContraFect Corporation, a Delaware corporation (the “Company”), will be held on May 6, 2016, at 9:00 AM, local time, at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022, for the following purposes:

1.	To elect Steven C. Gilman, Sol Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger Pomerantz, and Cary Sucoff to the board of directors to serve until the 2017 Annual Meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2016.

3.	To amend the Company’s Amended and Restated Certificate of Incorporation to provide that any director or the entire board of directors may be removed with or without cause, and to clarify the director vacancy provision.

4.	To transact any and all other business that may properly come before the meeting or any continuation, postponement, or adjournment thereof.

All stockholders of record of our common stock at the close of business on March 22, 2016, the record date, are entitled to notice of and to vote at this meeting and any continuation, postponement, or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 28 Wells Avenue, Yonkers, New York 10701 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

Whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By order of the Board of Directors

Natalie Bogdanos
General Counsel & Corporate Secretary

April 5, 2016

i

ii

CONTRAFECT CORPORATION

28 WELLS AVENUE, THIRD FLOOR

YONKERS, NEW YORK 10701

(914) 207-2300

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the board of directors of ContraFect Corporation, a Delaware corporation (“we,” “our,” “us,” or the “Company”), of proxies in the accompanying form to be used at our annual meeting of stockholders to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022, on May 6, 2016 at 9:00 AM, local time, and any continuation, postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 12, 2016.

What materials are included?

These materials include:

•	Letter to Shareholders;

•	Notice of Meeting;

•	Our Proxy Statement for the Annual Meeting;

•	Proxy card for the Annual Meeting; and

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2015, which includes our audited consolidated financial statements (the “Annual Report”).

What items will be voted upon at the Annual Meeting?

There are three items that will be voted on at the Annual Meeting:

•	Election of Steven C. Gilman, Sol Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger Pomerantz, and Cary Sucoff to the board of directors to serve until the 2017 Annual Meeting of stockholders and until their successors are duly elected and qualified;

•	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2016; and

•	Approval of amendments to the Company’s Amended and Restated Certificate of Incorporation to provide that any director or the entire board of directors may be removed with or without cause, and to clarify the director vacancy provision.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

Who can vote at the Annual Meeting?

Stockholders of record of our common stock, $0.0001 par value per share, at the close of business on March 22, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had 27,484,005 shares of common stock outstanding. Each share of common stock entitles the holder to one vote.

What constitutes a quorum for the Annual Meeting?

The presence in person or by proxy of the holders of a majority of the voting power of our outstanding common stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held as of the Record Date.

Difference between Stockholder of Record and Beneficial Owner

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the notice of the Annual Meeting (the “Notice”) and Proxy Statement were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice and Proxy Statement were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote by marking, signing and dating your proxy card and promptly returning it in the postage-paid envelope we have provided or returning it to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York, 11219, no later than April 29, 2016. The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. Please carefully consider the information contained in this Proxy Statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form provided by the broker or other nominee.

Beneficial owners desiring to vote in person at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

What are the voting recommendations of the board of directors?

The board of directors recommends that our stockholders vote:

•	FOR the election of Steven C. Gilman, Sol Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger Pomerantz, and Cary Sucoff to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016 (Proposal 2); and

•	FOR the approval of amendments to the Company’s Amended and Restated Certificate of Incorporation to provide that any director or the entire board of directors may be removed with or without cause, and to clarify the director vacancy provision (Proposal 3).

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of Steven C. Gilman, Sol Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger Pomerantz, and Cary Sucoff as directors until the annual meeting of stockholders in 2017 and until their respective successors are duly elected and qualified (Proposal 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016 (Proposal 2); and

•	FOR the approval of amendments to the Company’s Amended and Restated Certificate of Incorporation to provide that any director or the entire board of directors may be removed with or without cause, and to clarify the director vacancy provision (Proposal 3).

No matter currently is expected to be considered at the Annual Meeting other than the matters set forth in the accompanying Notice. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies in their discretion on such matters.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker, bank, trustee or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers or other nominees have discretionary voting power with respect to proposals that are considered “routine,” but not with respect to “non- routine” proposals. Therefore, if you do not provide voting instructions to your broker, your broker may only vote your shares on some, but not all, of the proposals to come before the Annual Meeting. See further below at “What are broker non-votes, and how will they affect the vote on a proposal?”

Can I change or revoke my vote after I have delivered my proxy?

Stockholders of Record. Prior to the Annual Meeting, you may change your vote by submitting a later dated proxy in one of the manners authorized and described in this Proxy Statement. You may also give a written notice of revocation to our Corporate Secretary, as long as it is delivered to our Corporate Secretary at our headquarters, at 28 Wells Avenue, Third Floor, Yonkers, New York 10701, prior to the beginning of the Annual Meeting, or given to our Corporate Secretary at the Annual Meeting prior to the time your proxy is voted at the Annual Meeting. You also may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot. However, the mere presence of a stockholder at the Annual Meeting will not revoke a proxy previously given unless you follow one of the revocation procedures referenced above.

Beneficial Owners. If you hold your shares through a broker, bank, trustee or other nominee, please follow the instructions provided by your broker or other nominee as to how you may change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Annual Meeting.

How can I communicate with the board of directors?

If you wish to communicate with the board of directors, you may send your communication in writing to: General Counsel and Corporate Secretary, ContraFect Corporation, 28 Wells Avenue, Third Floor, Yonkers, New York 10701, who will forward all material communications from stockholders to the appropriate director or directors or committee of the board of directors based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

What is the voting requirement to approve each of the proposals?

The approval of amendments to the Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast at the Annual Meeting. Other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

How are abstentions treated?

Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes.

What are broker non-votes, and how will they affect the vote on a proposal?

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining whether a proposal has received the requisite vote. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on routine matters, such as the ratification of the appointment of our independent auditor and the approval of amendments to our Amended and Restated Certificate of Incorporation, but is prohibited from voting on other, non-routine matters, such as the election of directors. Broker non-votes will have no effect on the vote for the election of directors. Because brokers have discretionary authority to vote on the ratification of the appointment of our independent auditor and the approval of amendments to our Amended and Restated Certificate of Incorporation, we do not expect any broker non-votes in connection with such proposals. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting by the board of directors. The inspector of election will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. The board of directors has appointed a representative of American Stock Transfer & Trust Company, LLC to serve as the inspector of elections at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The final voting results will be reported in a Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting, and that Form 8-K will be available via the SEC Filings section of our website. We also expect to announce preliminary results at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the board of directors will be borne by the Company. In addition to the solicitation of proxies by use of the mail, the Company may use the services of certain of its officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

Is there other business scheduled to be presented for consideration at the Annual Meeting?

Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the Notice of Annual Meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the Record Date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting. As of the date of this Proxy Statement, the Company has no knowledge of any business to be presented for consideration at the Annual Meeting other than the proposals described in the Notice of Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide. The enclosed proxy gives Natalie Bogdanos, General Counsel and Corporate Secretary, and Michael Messinger, Vice President, Finance, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed proxy is properly authorized by you.

Stockholder Proposals for 2017 Annual Meeting

Rule 14a-8 Proposals

To be eligible for inclusion in the Company’s proxy statement for the 2017 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended must be received at the Company’s principal executive offices no later than December 13, 2016. Stockholder proposals should be addressed to: ContraFect Corporation, Attn: Corporate Secretary, 28 Wells Avenue, Third Floor, Yonkers, New York 10701.

Stockholder proposals and director nominations not intended for inclusion in the Company’s proxy statement for the 2017 annual meeting of stockholders, but which instead are sought to be presented directly at such meeting, must be received at the Company’s principal executive offices no later than February 26, 2017 to be considered timely. Proxies will confer discretionary authority to vote on any untimely proposals or nominations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 6, 2016

Copies of this Proxy Statement and the Company’s 2015 Annual Report to stockholders are also available online at http://www.astproxyportal.com/ast/19556

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors and is authorized to have up to 11 members, as determined from time to time by the board of directors. As part of the Nominating and Corporate Governance Committee’s annual review of the composition of our board, the committee determined that it would be in the best interest of the Company to reduce the size of our board to align better with the needs of a small, early stage biotechnology company. As a result, our board approved a reduction in its size from nine to seven directors, effective immediately following the Annual Meeting. The Nominating and Corporate Governance Committee has recommended, and the board of directors (including a majority of the independent directors on the board) has nominated, seven individuals as director nominees for the Annual Meeting. These director nominees are: Steven C. Gilman, Sol Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger Pomerantz, and Cary Sucoff.

The board of directors has determined that each of Dr. Barer, Mr. Blech, Mr. Low, Dr. Otto, Dr. Pomerantz, and Mr. Sucoff is an “independent director” as defined by the applicable listing standards of The Nasdaq Stock Market, LLC (“NASDAQ”). The board of directors has determined that Dr. Gilman is not an “independent director” as defined by the applicable listing standards of NASDAQ while he serves as our Interim Chief Executive Officer. If elected at the Annual Meeting, each director will hold office until the Company’s annual meeting of stockholders in 2017 and until his respective successor is duly elected and qualified.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as directors the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are currently serving as our directors. If any nominee should become unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, proxies will be voted for any substitute nominee designated by the board of directors, taking into account any recommendation by the Nominating and Corporate Governance Committee, to fill the vacancy, or the board of directors may elect to reduce its size. The board of directors has no reason to believe that any of the nominees will be unable to serve if elected. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Director Biographical Information

Biographical information concerning each of the nominees for director as of the date of this Proxy Statement is set forth below:

Name	Age	Position
Steven C. Gilman, Ph.D.	63	Interim Chief Executive Officer, Director, Chairman of the Board
Roger Pomerantz, M.D.	59	Director, Vice Chairman of the Board
Sol Barer, Ph.D.	68	Director, Lead Independent Director
Isaac Blech	66	Director
David N. Low, Jr.	57	Director
Michael J. Otto, Ph.D.	67	Director
Cary W. Sucoff, J.D.	64	Director

Steven C. Gilman, Ph.D. Dr. Gilman has served as Chairman of our board of directors since May 2015 and, in March 2016, was appointed Interim Chief Executive Officer of the Company. Until 2015, he served as the Executive Vice President, Research & Development and Chief Scientific Officer at Cubist Pharmaceuticals, a biopharmaceutical company, until its acquisition by Merck & Co. Prior to joining Cubist in 2008, he served as Chairman of the Board of Directors and Chief Executive Officer of ActivBiotics, a privately held antibacterials company. Previously, he worked at Millennium Pharmaceuticals, Inc., where he held a number of senior leadership roles including Vice President and General Manager of the Inflammation franchise. Prior to Millennium, he was Group Director at Pfizer Global Research and Development, where he was responsible for drug discovery of novel antibacterial agents as well as several other therapeutic areas. Dr. Gilman has also held scientific, business, and academic appointments at Wyeth, Cytogen Corporation, Temple Medical School, and Connecticut College. He currently serves on the board of directors of publicly traded companies Keryx Biopharmaceuticals, Inc., Vericel Corporation and SCYNEXIS Inc., the Massachusetts Biotechnology Association and the Penn State University Biotechnology Advisory Board. Dr. Gilman received his Ph.D. and M.S. degrees in microbiology from Pennsylvania State University, his post-doctoral training at Scripps Clinic and Research Foundation, and received a B.A. in microbiology from Miami University of Ohio. He has authored over 60 publications and is an inventor on 7 patents. We believe that Dr. Gilman’s significant scientific, executive and board leadership experience in the pharmaceutical and biotechnology industries qualifies him to serve as a member of our board of directors.

Roger J. Pomerantz, M.D., F.A.C.P. Dr. Pomerantz has served as a member of our board of directors since April 2014 and was appointed Vice Chairman in May 2014. Since 2014, Dr. Pomerantz has served as President and Chief Executive Officer of Seres Therapeutics, Inc., a biotechnology company. He has also served as Chairman of the board of directors of Seres since 2013. From 2011 to 2013, he was formerly Worldwide Head of Licensing & Acquisitions, Senior Vice President at Merck & Co., Inc. where he oversaw all licensing and acquisitions at Merck Research Laboratories. Previously, he served as Senior Vice President and Global Franchise Head of Infectious Diseases at Merck. Prior to joining Merck, Dr. Pomerantz was Global Head of Infectious Diseases for Johnson & Johnson Pharmaceuticals. He joined Johnson & Johnson in 2005 as President of Tibotec Pharmaceuticals, Inc. Dr. Pomerantz received his B.A. in Biochemistry at the Johns Hopkins University and his M.D. at the Johns Hopkins School of Medicine. He received post-graduate training at the Massachusetts General Hospital, Harvard Medical School and M.I.T. Dr. Pomerantz is Board Certified in both Internal Medicine and Infectious Diseases. He was Professor of Medicine, Biochemistry and Molecular Pharmacology, Chief of Infectious Diseases, and the Founding Director and Chair of the Institute for Human Virology and Biodefense at the Thomas Jefferson University and Medical School. He has developed nine drugs approved world-wide in important diseases, including HIV, HCV, and tuberculosis. We believe that Dr. Pomerantz’s significant scientific, executive and board leadership experience in drug development and in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Sol Barer, Ph.D. Dr. Barer has served as a member of our board of directors since April 2011. Dr. Barer served as our Chairman of the board of directors from February 2012 to May 2015. He was appointed Lead Independent Director in May 2015. Dr. Barer spent most of his professional career with the Celgene Corporation. He was Chairman from January 2011 until June 2011, Executive Chairman from June 2010 until Jan 2011 and Chairman and Chief Executive Officer from May 2006 until June 2010. Dr. Barer was the founder of the biotechnology group at the Celanese Research Company which was subsequently spun out to form Celgene. Dr. Barer serves as Chairman of the board of directors of the public companies Edge Therapeutics, InspireMD, and Medgenics, and the private company Centrexion and is on the board of directors of the public companies Aegerion Pharmaceuticals, Amicus Therapeutics and Teva Pharmaceutical Industries. He is an advisor to biopharmaceutical companies and not for profit organizations. He also serves as an investment advisor to the Israel Biotechnology Fund. In 2011 Dr. Barer was Chairman of the University of Medicine and Dentistry of New Jersey Governor’s Advisory Committee which resulted in sweeping changes in the structure of New Jersey’s medical schools and public research universities. He previously served as a Commissioner of the NJ Commission on Science and Technology. He was a member of the Board of Trustees of Rutgers University and served two terms as Chair of the Board of Trustees of BioNJ, the New Jersey biotechnology organization. We believe that Dr. Barer’s significant scientific, executive and board leadership experience in the pharmaceutical and biotechnology industries qualifies him to serve as a member of our board of directors.

Isaac Blech. Mr. Blech has served as a member of our board of directors since August 2010. Mr. Blech is currently Vice Chairman of the board of directors of the public companies Cerecor, Inc., Edge Therapeutics, Inc., WaveGuide Corporation, root9B Technologies, Inc. and SpendSmart Payments Company and the private companies Centrexian Corporation, Regenovation, Inc., X-4 Pharmaceuticals and Sapience Therapeutics. He is

also on the board of directors of the public company Medgenics, Inc. Over the past 35 years, Mr. Blech has helped found some of the world’s leading biotechnology companies, including Celgene Corporation, ICOS Corporation, Pathogenesis Corporation, Nova Pharmaceutical Corporation and Genetic Systems Corporation. These companies are responsible for major advances in oncology, infectious disease and cystic fibrosis. Mr. Blech earned a B.A. degree from Baruch College in 1975. We believe that Mr. Blech’s broad experience as a founder, director and major investor in numerous biotechnology companies qualifies him to serve as a member of our board of directors.

David N. Low, Jr. Mr. Low has served as a member of our board of directors since April 2014. Mr. Low has worked as an investment banker since 1987, with broad investment and advisory experience in the life sciences, biotechnology and medical technology sectors. Since 2013, Mr. Low has served as a Senior Advisor at Lazard Freres & Company, an investment bank. From 2002 to 2013, Mr. Low was a member of Lazard’s Life Sciences Group as a Managing Director. Mr. Low has advised on major M&A transactions in the life sciences, biotechnology and medical technology sectors, and has worked with private and public companies to raise capital, including emerging growth companies. Prior to joining Lazard, Mr. Low was a Managing Director at JP Morgan Chase & Co. and a Senior Vice President at Lehman Brothers. Mr. Low serves on the board of directors of the We Teach Science Foundation (as Chairman), the Philharmonia Baroque Orchestra, and the French International School. Mr. Low holds an A.B. from Harvard College, where he graduated cum laude, an M.A. from the Johns Hopkins University School of Advanced International Studies and an M.B.A. from Yale University. We believe that Mr. Low’s significant investment and financial advisory experience qualifies him to serve as a member of our board of directors.

Michael J. Otto, Ph.D. Dr. Otto has served as a member of our board of directors since April 2014. Dr. Otto served as Chief Scientific Officer of Pharmasset from October 1999 until February 2012, when the company was acquired by Gilead Sciences. He led the research team responsible for the discovery of sofosbuvir for the treatment of HCV infections. In previous capacities he has served as Associate Director of Anti-Infectives Clinical Research at Rhône-Poulenc Rorer, Vice President for Research and Development at Avid Therapeutics, Inc., Research Manager at DuPont Pharmaceuticals and Dupont Merck Pharmaceuticals and as Group Leader in the Virology Dept. at Sterling Drug in Rensselaer, NY. Prior to joining Sterling Drug, Dr. Otto was Research Assistant Professor at Yale University School of Medicine, Dept. of Pharmacology. Dr. Otto also served as the US editor for Antiviral Chemistry & Chemotherapy from 1989 until 2012. Dr. Otto holds a B.S. degree from Loyola University of Chicago and a Ph.D. degree in medical microbiology from The Medical College of Wisconsin. He is the author or coauthor of over 100 research papers and book chapters and named inventor on several patents and patent applications. We believe that Dr. Otto’s substantial scientific and executive leadership experience in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Cary W. Sucoff. Mr. Sucoff has served on our board of directors since May 2010. Mr. Sucoff has more than 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. He has participated in the financing of more than 100 public and private companies, raising approximately $500 million of equity capital and playing a role in securing financing for biotech companies including Amgen, Centecor, Genzyme, Genentech, Icos, PathoGenesis, Vaxgen and Biotime. Since 2011, Mr. Sucoff has owned and operated Equity Source Partners LLC, an advisory and consulting firm. In addition to ContraFect, Mr. Sucoff currently serves on the board of directors of The SpendSmart Payments Company, root9B Technologies, and Legacy Education Alliance, Inc. In addition, Mr. Sucoff currently serves as a consultant to Sapience Therapeutics. Mr. Sucoff is the President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton in 1974 and a J.D. from New England School of Law in 1977, where he was managing editor of the Law Review and graduated magna cum laude. He has been a member of the Bar of the State of New York since 1978. We believe that Mr. Sucoff’s broad financial and legal experience qualifies him to serve as a member of our board of directors.

Required Vote

The election of each of the above director nominees requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

The board of directors unanimously recommends a vote “FOR” the election of the above director nominees.

CORPORATE GOVERNANCE

Director Independence

Except as may otherwise be permitted by the applicable listing standards of NASDAQ, a majority of the members of the board of directors shall be independent directors. The board of directors has determined that Dr. Barer, Mr. Blech, Mr. Low, Dr. Otto, Dr. Pomerantz, Dr. Scheinberg and Mr. Sucoff qualify as independent directors under the applicable listing standards of NASDAQ. The board of directors has also determined that each director who currently serves on the Audit Committee is independent under the applicable listing standards of NASDAQ and Rule 10A-3 under the Exchange Act, and that each director who currently serves on the Compensation Committee meets NASDAQ’s heightened standard of independence applicable to compensation committee members, and that each director who currently serves on the Nominating and Corporate Governance Committee is independent under the applicable listing standards of NASDAQ. The board of directors has determined that Julia P. Gregory, our former Chief Executive Officer and a director of the Company until March 21, 2016, and Dr. Tian are not independent as defined by the applicable listing standards of NASDAQ. In addition, the Board has determined that Dr. Gilman is not independent under the applicable NASDAQ listing standards while he serves as our Interim Chief Executive Officer.

Director Nominations

The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Except where the Company is legally required by contract, by-law or otherwise to provide third parties with the right to nominate directors, the Nominating and Corporate Governance Committee is responsible for the identification of individuals qualified to become directors and the recommendation of nominees for election to the board of directors. In making such recommendations, the Nominating and Corporate Governance Committee considers candidates proposed by stockholders of the Company, and reviews and evaluates information available to it regarding such candidates according to the same criteria and processes as it does in considering other candidates. Steven C. Gilman, who was elected to our board of directors on May 20, 2015, was recommended by our former Chief Executive Officer.

The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the board of directors in fulfilling its responsibilities. The value of diversity is taken into consideration by the Nominating and Corporate Governance Committee when considering director nominees. In furtherance of that objective, the Nominating and Corporate Governance Committee has a number of criteria in the evaluation of director nominees. Director nominees should have a reputation for integrity, honesty and adherence to high ethical standards. The Nominating and Corporate Governance Committee believes that director nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. Additionally, director nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the board of directors and its committees. Furthermore, director nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders. Director nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director. The Nominating and Corporate Governance Committee does not assign specific weight to particular criteria, nor has it adopted a particular policy.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, 28 Wells Avenue, Third Floor, Yonkers, New York 10701.

Board Leadership Structure and Risk Oversight

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Our Corporate Governance Guidelines further provide that the Nominating and Corporate Governance Committee shall periodically assess the Board’s leadership structure, including whether the positions of Chairman of the Board and Chief Executive Officer should be separate. As a result of the resignation of Julia P. Gregory as our Chief Executive Officer in March 2016, and the appointment of our Chairman of the Board, Steven C. Gilman, as our Interim Chief Executive Officer, we currently combine these leadership positions while the Board searches for a permanent successor to Ms. Gregory. Sol Barer serves as our Lead Independent Director. In this role, Dr. Barer assists the Chairman of the Board with his leadership and oversight responsibilities and acts as the liaison between the independent directors and the Interim Chief Executive Officer and Chairman of the Board. We expect that following the appointment of a permanent successor to Ms. Gregory, the positions of Chairman of the Board and Chief Executive Officer will again be separated.

Both the full board of directors and its committees oversee the various risks faced by the Company. Management is responsible for the day-to-day management of the Company’s risks and provides periodic reports to the board of directors and its committees relating to those risks and risk-mitigation efforts. Board of directors’ oversight of risk is conducted primarily through the standing committees of the board of directors, the members of which are all independent directors, with the Audit Committee taking a lead role on oversight of financial risks and in interfacing with management on significant risks or exposures and assessing the steps management has taken to minimize such risks. The Audit Committee also is charged with, among other tasks, oversight of management on the Company’s guidelines and policies to govern the process by which the Company’s exposure to risk is handled. Members of the Company’s management, including our Principal Financial Officer, periodically report to the Audit Committee regarding risks overseen by the Audit Committee, including quarterly with respect to the Company’s internal controls over financial reporting. The Compensation Committee, in consultation with management, has reviewed the design and operation of the Company’s compensation arrangements and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, the Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our board of directors does not believe that its role in the oversight of our risks affects the board’s leadership structure.

Attendance at Board of Directors, Committee and Annual Stockholder Meetings

Directors are responsible for attending board of directors meetings, meetings of committees on which they serve and the annual meetings of the stockholders, and devoting the time needed, and meeting as frequently as necessary, to discharge their responsibilities properly. During the fiscal year ended December 31, 2015, our board of directors held eight (8) meetings, six (6) Audit Committee meetings, six (6) Compensation Committee meetings, three (3) Nominating and Corporate Governance Committee meetings and three (3) Science and Technology Committee meetings. Our independent directors also had regularly scheduled executive sessions. All directors attended at least 75% of the board of directors meetings and committee meetings that were held during that period during which he or she was a director of the Company and in which he or she was a member of such committees except for Lawrence Yuan Tian. All directors then serving attended the Company’s 2015 annual meeting of stockholders except Shengda Zan, who was not nominated for re-election at the annual meeting.

Committees of the Board of Directors

Our board of directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate pursuant to written charters that are available on the Corporate Governance page of our website at http://investors.contrafect.com. The current membership of each committee is listed below.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Science and Technology Committee
Mr. Low(C)(FE)* Dr. Pomerantz* Mr. Sucoff *(1)	Dr. Scheinberg(C)* Dr. Barer* Mr. Blech*	Mr. Blech(C)* Dr. Barer*	Dr. Pomerantz(C)* Dr. Otto* Dr. Scheinberg* Dr. Barer* Dr. Gilman

(C)	Chair of the committee.
(FE)	Qualifies as a financial expert.
*	Independent director under the applicable listing standards of NASDAQ and the SEC rules.
(1)	Effective as of March 17, 2015, Isaac Blech resigned from the Audit Committee and was replaced by Cary Sucoff. Mr. Blech continues to serve on the board of directors, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

Our board of directors has determined that Mr. Low qualifies as an Audit Committee financial expert within the meaning of SEC regulations based on his formal education and the nature and scope of his previous experience. Our board of directors has determined that all current Audit Committee members meet the heightened independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934 applicable to Audit Committee members. Our Audit Committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and overseeing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing procedures for the receipt and treatment of complaints regarding accounting or auditing matters;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Our Audit Committee had six (6) meetings in 2015. During 2015, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. The Audit Committee discussed with the independent auditor the overall scope and plans for its audit.

Compensation Committee

All of the members of the Compensation Committee are independent directors, including after giving consideration to the factors specified in the NASDAQ listing rules for compensation committee independence. The Compensation Committee held six (6) meetings in 2015. Our Compensation Committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	reviewing and making recommendations to our board relating to management succession planning;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation; and

•	reviewing and discussing with management our “Executive Compensation”.

Subject to the terms of our compensation plans, the Compensation Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the Compensation Committee consults with our management and may engage an independent compensation consultant from time to time. Our Chief Executive Officer annually reviews the performance of each of the other executive officers relative to individual and corporate annual performance goals established for the year. The Chief Executive Officer then presents his or her compensation recommendations based on these reviews to the Compensation Committee. To the extent permitted by and consistent with applicable law and the provisions of a given equity-based plan, the Compensation Committee may delegate to one or more subcommittees or executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company.

Role of Compensation Consultants

The Compensation Committee uses the services of external compensation consultants to obtain relevant information on compensation practices and trends within the peer group and among the broader market.

Beginning in 2015, and as it related to the process for developing executive and director compensation for 2015 and 2016, the Compensation Committee engaged Radford Surveys (“Radford”), a division of Aon Corporation, as its compensation consultant. Radford was engaged by, and reported directly to, the Compensation Committee. Management did not participate in the selection process for the Compensation Committee’s compensation consultant. The Compensation Committee is not aware of any conflict of interest on the part of Radford or any factor that would otherwise impair the independence of Radford relating to the services it performed for the Compensation Committee. Radford has not been engaged by the Company previously and does not perform any services for the Company.

In its advisory role, Radford assisted the Compensation Committee in the design and implementation of our executive and director compensation programs. This included advising the Compensation Committee with respect to the competitiveness of our executive and director compensation program in comparison to industry practices, and the identification of any trends in executive and director compensation in our peer group. The Compensation Committee considered the market comparison data and peer group data in making compensation decisions. Radford also assisted the Compensation Committee in selecting the key elements to include in its compensation program and the establishment of performance targets.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee had three (3) meetings in 2015. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ listing rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning; reviewing the compositions of committees and their respective charters;

•	developing and recommending modifications to corporate governance guidelines to the board; reviewing Board structure; and

•	overseeing periodic evaluations of the board.

Science and Technology Committee

The Science and Technology Committee meets periodically to discuss scientific and technological developments that may affect our business. The Science and Technology Committee held three (3) meetings in 2015.

Code of Ethics

Our board of directors has adopted a Code of Ethics and Business Conduct applicable to all officers, directors and employees, which is available on our website at http://ir.contrafect.com/governance-docs. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct, as well as NASDAQ’s requirement to disclose waivers with respect to directors and executive officers, by posting such information on our website at the address specified above.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Ernst & Young LLP has audited our financial statements since April 16, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of our appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the appointment of Ernst & Young LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If ratification is not obtained, the Audit Committee will consider this fact when it appoints the independent auditor for 2017, but will not be required to appoint a different independent auditor. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Principal Accountant Fees and Services

The following table presents aggregate fees billed to us for services rendered by Ernst & Young LLP during the years ended December 31, 2015 and 2014.

	Fiscal year ended December 31, 2015	Fiscal year ended December 31, 2014
Audit Fees (1)	$305,000	$511,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	22,000

Total	$305,000	$533,000

(1)	Audit fees consisted of fees paid for our annual audits, review of our quarterly reports on Form 10-Q and our SEC filings related to our initial public offering and S-8 registration.
(2)	All other fees related to services with respect our employee incentive plans.

Preapproval Policies and Procedures

It is our policy that the Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee may form and delegate authority to one or more subcommittees, as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member), any preapproval decisions relating to audit, review, attest or non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2015, the Audit Committee pre-approved all audit and non-audit services in accordance with this policy.

Required Vote

Ratification of Ernst & Young as our independent registered public accounting firm will require the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3:

APPROVAL OF AMENDMENTS TO THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Director Removal

Currently, Section 6 of Article NINTH of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that directors may be removed by the stockholders only for cause and only by the affirmative vote of the holders of at least 75% of the Company’s common stock entitled to vote in any annual election of directors. In December 2015, the Court of Chancery of the State of Delaware held in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL (“Vaalco”), that if a Delaware corporation has neither a staggered board nor provides for cumulative voting in the election of directors, provisions of the corporation’s certificate of incorporation and bylaws providing that directors may be removed only “for cause” are contrary to Section 141(k) of the General Corporation Law of the State of Delaware and are therefore invalid and unenforceable.

While the Delaware Supreme Court has not affirmed the Court of Chancery’s decision in Vaalco, and thus the decision is not binding on other Delaware courts, because the Company does not have a staggered board or cumulative voting in the election of directors, Vaalco raises a question as to whether the portion of Article NINTH of the Certificate of Incorporation that provides that directors may be removed by the stockholders only for cause is valid and enforceable. After review, the Company’s board of directors has determined that it is advisable and in the best interests of the Company to eliminate the provision of Article NINTH of the Certificate of Incorporation providing that directors can be removed only for cause.

As a result, the Board has approved, and recommends that the stockholders approve, an amendment to the Certificate of Incorporation that deletes the current Article NINTH, Section 6 in its entirety and inserts, in lieu thereof, a new Section 6 of Article NINTH that will read in its entirety as follows:

“6. Removal. Subject to the rights of holders of any series of Preferred Stock, any director of the Corporation, or the entire Board of Directors of the Corporation, may be removed, with or without cause, by the affirmative vote of the holders of at least seventy five percent (75%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.”

The following paragraph shows the changes to the proposed Article NINTH, Section 6 marked against the version of Article NINTH, Section 6 that is currently in effect (new language is indicated by underlined text; language to be deleted is indicated by strikethrough):

“6. Removal. Subject to the rights of holders of any series of Preferred Stock, ~~directors~~any director of the Corporation, or the entire Board of Directors of the Corporation, may be removed ~~only for~~, with or without cause ~~and only~~, by the affirmative vote of the holders of at least seventy five percent (75%) ~~of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors~~in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.”

Director Vacancy Provision

In 2014, the Company declassified its board of directors. In light of the fact that the Company no longer has a classified board, the board of directors has approved, and recommends that stockholders approve, a clarifying change to Article NINTH, Section 7 to remove the reference to classes of directors. If this amendment is approved, the current Article NINTH, Section 7 will be deleted in its entirety and, in lieu thereof, a new Article NINTH, Section 7 will be inserted that will read in its entirety as follows:

“7. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.”

The following paragraph shows the changes to the proposed Article NINTH, Section 7 marked against the version of Article NINTH, Section 7 that is currently in effect (new language is indicated by underlined text; language to be deleted is indicated by strikethrough):

“7. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next ~~election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s~~annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.”

Effects of Approval of Proposed Amendments

If the foregoing amendments to the Certificate of Incorporation are approved by stockholders, all other sections of the Certificate of Incorporation would be maintained in their current form. The amendments would become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would do promptly after the Annual Meeting. In the event that the proposed amendments are not approved by our stockholders at the Annual Meeting, the current Certificate of Incorporation would remain in effect in its entirety.

Required Vote

The approval of the amendments to our Certificate of Incorporation to provide that any director or the entire board of directors may be removed with or without cause, and to clarify the director vacancy provision, requires the affirmative vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast at the Annual Meeting.

The board of directors unanimously recommends a vote “FOR” the approval of the amendments to our Certificate of Incorporation to provide that any director or the entire board of directors may be removed with or without cause, and to clarify the director vacancy provision.

EXECUTIVE OFFICER BIOGRAPHIES

Biographical information concerning each of our executive officers is set forth below. Information concerning Steven C. Gilman, Ph.D., our Interim Chief Executive Officer, may be found above in Proposal 1: Election of Directors in the section entitled “Director Biographical Information.”

Michael Wittekind, Ph.D. Dr. Wittekind, age 61, has served as our Senior Vice President and Chief Scientific Officer since August 2012. Prior to joining ContraFect, Dr. Wittekind served as the Executive Director of Research for Amgen Inc. (“Amgen”), a biopharmaceutical company, since 2003, where he directed the Protein Science Department at the Amgen-Seattle site. While at Amgen, he was involved in the discovery efforts for multiple protein therapeutics currently undergoing clinical trials, including antibodies, antibody-drug conjugates, and protein fusions. Previously, Dr. Wittekind was the Director of Process Development for Phylos Inc., where he played a key role in the development of alternate scaffold therapeutic discovery, design, and production. Dr. Wittekind has also served as the Associate Director of the Gene Expression and Protein Biochemistry Department of the Bristol-Myers Squibb Pharmaceutical Research Institute, directing groups in both the Lawrenceville and Hopewell, New Jersey sites leading structural biology research as well as protein and small molecule therapeutic efforts. Dr. Wittekind received his Ph.D. from the University of Wisconsin-Madison in Biochemistry and pursued his postdoctoral studies at the University of Washington. Dr. Wittekind’s research interests have encompassed genetics, molecular biology, structural biology, and engineering of novel antibodies and proteins, resulting in over 40 publications and patents.

Cara Cassino, M.D. Dr. Cassino, age 54, has served as our Chief Medical Officer since September 2015. Dr. Cassino has over 20 years of experience as a clinician and executive in healthcare, including over 14 years of experience in pharmaceutical product development and over 20 successful regulatory submissions in the United States and globally. Prior to joining ContraFect, Dr. Cassino served as Senior Vice President at Forest Laboratories, Inc., a biopharmaceutical company (acquired by Actavis plc, now Allergan plc), where she oversaw Global Clinical Development, since 2014. While at Forest, she was responsible for pre- and post-marketing clinical activities for a portfolio of 35 compounds, and also clinical due diligence for M&A activity including the $2.9 billion acquisition of Aptalis Pharma and the $1.1 billion acquisition of Furiex Pharmaceuticals. Previously, Dr. Cassino held a number of senior positions at Pfizer, including Global Medical Team Leader of Pfizer’s antibacterial franchise which included Zyvox (linezolid) and Medicines Development Group VP for Pulmonary Vascular Disease and Rare Diseases. Dr. Cassino also served as Executive Medical Director for the late stage U.S. respiratory franchise at Boehringer-Ingelheim Pharmaceuticals, Inc. and was a member of the academic faculty of the Division of Pulmonary and Critical Care Medicine at New York University (NYU) School of Medicine. Dr. Cassino received her BA, summa cum laude, in Chemistry and Fine Arts from New York University (NYU) where she was elected Phi Beta Kappa, followed by an M.D. from NYU School of Medicine. She completed her internship and residency in Internal Medicine at NYU/Bellevue Hospital and a fellowship in Pulmonary/Critical Care Medicine at NYU and Mount Sinai Medical Centers. Dr. Cassino is Board Certified in both internal medicine and pulmonary medicine.

Daniel Couto. Mr. Couto, age 44, currently serves as our Senior Vice President, Manufacturing & Facilities Operations. He has over 20 years of experience in Operations Management. Prior to joining ContraFect in 2011, he served as Vice President of Commercial Manufacturing Operations for Merck Sharp & Dohme Biologics UK Ltd. for three years. Previously, he was Director of Manufacturing for Nuvelo Inc. for three years, where he was responsible for seven worldwide contract manufacturing sites. Mr. Couto also served in similar director and senior management positions at Genzyme Transgenics Corp., Advanced Biosystems Corp., ImmuCell Corp. and Sepracor Corp. Mr. Couto holds patents for several novel separation technologies such as Bulk Protein Crystallization, High Performance Tangential Flow Filtration, and Simulated Moving Bed. Mr. Couto received his B.S. Degree in Chemical Engineering from Rensselaer Polytechnic Institute.

Josh Muntner. Mr. Muntner, age 47, has served as the Senior Vice President of Business Development since 2015. Mr. Muntner has more than 15 years of transaction experience assisting life sciences companies with financing and M&A advisory transactions. Prior to joining ContraFect, he served as Managing Director and Co-

Head of Healthcare Investment Banking at Janney Montgomery Scott, a financial services firm from 2012 to 2015. Mr. Muntner was also a Managing Director at ThinkEquity, an investment bank from 2009 to 2012. Previously, Mr. Muntner spent nine years at Oppenheimer & Co. and its U.S. predecessor, CIBC World Markets, in positions of increasing responsibility. Mr. Muntner also served as an investment banker at Prudential Securities. Mr. Muntner received his B.F.A. degree from Carnegie Mellon and his M.B.A. degree from The Anderson School at UCLA.

Michael Messinger, CPA. Mr. Messinger, age 41, currently serves as our Vice President, Finance. He has more than 15 years of experience in finance, accounting and forecasting for clinical development. Prior to joining ContraFect in November 2012, he served as Director of Finance at Lexicon Pharmaceuticals, Inc. (“Lexicon”) for eight years and also held the position of Controller for three years. Prior to working at Lexicon, Mr. Messinger served as Controller of Coelacanth Corporation (which was acquired by Lexicon) for two years. While at Lexicon, Mr. Messinger was responsible for the financial management of Lexicon’s partnership with Symphony Capital, LLC, in addition to coordinating fiscal and program management concerning Lexicon’s development programs. Mr. Messinger received his B.B.A. degree in accounting from the University of Michigan. He started his career as an auditor at Ernst & Young LLP.

Natalie Bogdanos, J.D. Ms. Bogdanos, age 47, currently serves as our General Counsel and Corporate Secretary. She has over 17 years of experience in the legal field. Prior to joining ContraFect in 2014, Ms. Bogdanos served as Associate General Counsel at Memorial Sloan-Kettering Cancer Center (“MSKCC”) where she held a joint appointment with the Office of the General Counsel and the Office of Technology Development (“OTD”). At MSKCC, she provided legal counsel and guidance to various departments throughout the institution while having sole responsibility for the legal oversight of the OTD. She led the contracts group, managed the institution’s patent portfolio, provided regulatory guidance and compliance, and advised on litigation strategy. Prior to MSKCC, she was General Counsel at Enzo Biochem, Inc. (“Enzo”), a publicly-traded biotechnology company, from 2003 to 2012. At Enzo, she was responsible for leading the legal department, handling contracts and complex business development agreements, ensuring SEC and regulatory compliance, overseeing litigation and managing Enzo’s portfolio of 500+ patents and patent applications. Previously, Ms. Bogdanos was an associate at Amster, Rothstein & Ebenstein from 1999 to 2003 where her practice focused on patent litigation and patent prosecution. Ms. Bogdanos has also served as a legal consultant to pharmaceutical companies and was a faculty member at the Practising Law Institute. Prior to attending law school, she was a research technician at the Public Health Research Institute where her work focused on Staphylococcus aureus. Ms. Bogdanos is an attorney licensed to practice before the United States Patent and Trademark Office. She is admitted to practice law in New York, the United States District Court, Southern and Eastern District of New York and the United States Court of Appeals for the Federal Circuit. Ms. Bogdanos received her Juris Doctor from New York Law School and her Bachelor of Arts in Biology, with honors, from Queens College of the City University of New York.

Nancy Dong. Ms. Dong, age 51, has served as Vice President and Controller of the Company since 2010. She has more than 20 years of experience in accounting, strategic planning, budgeting and forecasting, organizational development, financial systems and controls. She served as controller at XL Marketing, a direct marketing firm, from 2009 to 2010 and at Alley Corp, a company that provides strategic advice to companies within its network, from 2007 to 2009. She also served as Vice President of Finance and Administration at DCM, a tele-services firm supporting the performing arts, from 2002 to 2007. Ms. Dong also held the positions of COO/CFO at Semaphore, a project management software development firm. Ms. Dong received her B.A. degree from Yale University and a MPPM degree from The Wharton School at the University of Pennsylvania. She started her career as a management consultant at Ernst & Young LLP.

EXECUTIVE COMPENSATION

We have elected to provide compensation disclosure pursuant to the reduced disclosure requirements applicable to emerging growth companies, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

Our executive compensation program, consisting of a three-part compensation strategy that includes base salary, annual performance-based cash bonuses and long-term equity incentive compensation, is designed to (i) pay for performance to encourage both Company and individual achievement; (ii) encourage efficient use of Company resources; and (iii) provide market competitive compensation to attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

The Company does not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strives to develop comprehensive packages that are competitive with those offered by other companies with which the Company competes to attract and retain talented executives. Under the Company’s compensation practices, cash compensation consists of an annual base salary and performance-based bonuses and equity-based compensation primarily consists of grants of stock options.

Named Executive Officers

Our named executive officers for 2015 set forth in this proxy statement (the “Named Executive Officers”) are:

•	Julia P. Gregory, M.B.A., our former Chief Executive Officer,

•	Michael Wittekind, Ph.D., Chief Scientific Officer,

•	Daniel Couto, Senior Vice President, Manufacturing and Facilities Operations, and

•	Barry Kappel, Ph.D., M.B.A., Senior Vice President, Business Development

2015 Summary Compensation Table

We are an emerging growth company and have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Exchange Act of 1934, which require compensation disclosure for our principal executive officer and the two most highly-compensated executive officers other than our principal executive officer. The table below sets forth the annual compensation earned during fiscal years 2015 and 2014 by our Named Executive Officers.

Name and Principal Position		Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Julia P. Gregory, M.B.A.	2015	$489,250	$171,238	$—	$909,651	$39,973	(4)	$1,610,112
Former Chief Executive Officer (3)	2014	$475,000	$237,500	$331,504	$981,415	$31,564		$2,056,983

Michael Wittekind, Ph.D.	2015	$330,215	$79,053	$—	$344,792	$39,973	(4)	$794,033
Chief Scientific Officer	2014	$313,000	$114,808	$142,415	$136,976	$31,564		$738,764

Daniel Couto Sr. Vice President, Manufacturing and Facilities Operations	2015	$300,000	$69,030	$—	$149,910	$32,023	(5)	$550,963

Barry Kappel, Ph.D (6)	2015	$78,750	$—	$—	$309,758	$521,733	(7)	$910,241
Sr. Vice President, Business Development	2014	$270,000	$110,860	$98,280	$130,200	$31,564		$640,905

(1)	Represents annual bonuses earned under our performance-based bonus program.
(2)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718, disregarding estimated forfeitures. See

Note 11 to our financial statements included in our Annual Report on Form 10-K filed on March 15, 2016 regarding assumptions underlying the valuation of these equity awards. For Dr. Kappel, the amount reported also includes $99,090 of share-based compensation expense representing the incremental fair value, determined in accordance with ASC, Topic 718, with respect to the modification of options to purchase an aggregate of 42,678 shares of our common stock. Refer to the description of Dr. Kappel’s separation and consulting agreement under the heading “Employment Agreements” for additional information.
(3)	Ms. Gregory resigned from her position as Chief Executive Officer effective March 21, 2016.
(4)	The amounts reported in the “All Other Compensation” column include the sum of the incremental cost to us of all perquisites and other personal benefits, which are comprised of $32,023 for medical and life insurance costs paid by us and $7,950 of employer 401(k) contributions made by us on behalf of each Named Executive Officer.
(5)	The amount reported in the “All Other Compensation” column includes the sum of the incremental cost to us of all perquisites and other personal benefits, which is comprised of $32,023 for medical and life insurance costs paid by us for the Named Executive Officer
(6)	Dr. Kappel resigned from his position as Senior Vice President of Business Development on April 15, 2015 and served as a consultant to us until December 31, 2015.
(7)	Includes $513,783 in severance payments pursuant to the terms of a separation and consulting agreement that we entered into with Dr. Kappel in connection with his resignation as our Senior Vice President of Business Development. Refer to the description of Dr. Kappel’s separation and consulting agreement under the heading “Employment Agreements” for additional information.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information regarding outstanding stock options held by our Named Executive Officers as of December 31, 2015:

	Option Awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($/share)	Option expiration date
Julia P. Gregory	67,142	—		3.50	8/10/2022
Former Chief Executive Officer	43,927	14,644	(1)	3.50	2/26/2023
	199,999	142,858	(2)	4.27	4/28/2024
	75,850	227,550	(3)	4.61	2/6/2025

Michael Wittekind, Ph.D.	20,571	—		3.50	3/31/2022
Chief Scientific Officer	8,571	—		3.50	8/10/2022
	9,642	3,215	(1)	3.50	2/26/2023
	10,714	10,714	(4)	4.27	4/28/2024
	20,000	20,000	(5)	2.91	10/28/2024
	28,750	86,250	(3)	4.61	2/6/2025

Daniel Couto	14,285	—		3.50	3/6/2021
Senior Vice President, Manufacturing and Facility Operations	7,142	—		3.50	9/2/2021
	476	—		3.50	11/28/2021
	7,142	—		3.50	3/6/2022
	12,321	4,107	(1)	3.50	2/26/2023
	7,143	7,142	(6)	4.27	3/20/2024
	7,143	7,142	(4)	4.27	4/28/2024
	12,500	37,500	(3)	4.61	2/6/2025

Barry Kappel, Ph.D., M.B.A.	9,285	—		3.50	4/15/2020
Senior Vice President, Business Development	3,571	—		3.50	9/1/2020
	2,857	—		3.50	12/31/2017
	7,142	—		3.50	12/31/2017
	11,428	—		3.50	12/31/2017
	1,894	—		3.50	12/31/2017
	5,714	—		3.50	12/31/2017
	4,017	—		3.50	12/31/2017
	10,714	—		4.27	12/31/2017
	13,392	—		4.27	12/31/2017
	15,000	—		2.89	3/30/2016
	21,875	—		4.61	3/30/2016
	35,550	—		5.89	3/30/2016

(1)	25% of the shares underlying the option vested on January 1, 2013 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(2)	The shares underlying the option vest over three years beginning on April 1, 2014, with 8.33% of the shares underlying the option vesting at the end of each calendar quarter thereafter.
(3)	The shares underlying the option vest over four years beginning on January 1, 2015, with 6.25% of the shares underlying the option vesting at the end of each calendar quarter thereafter.
(4)	25% of the shares underlying the option vested on April 29, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.
(5)	25% of the shares underlying the option vested on October 28, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.

(6)	25% of the shares underlying the option vested on February 24, 2014 and the remaining shares vest over three years with 25% of the shares underlying the option vesting annually thereafter.

Employment Agreements

Julia P. Gregory

On April 29, 2014, we entered into an employment agreement with Julia Gregory, our former Chief Executive Officer, and amended the agreement on August 10, 2015 (together, the “CEO Agreement”). During 2015, Ms. Gregory was paid an annual base salary of $489,250 and was eligible to earn an annual performance bonus in an amount up to 50% of her base salary. Effective January 1, 2016, Ms. Gregory’s annual base salary was increased to $505,885. In connection with the execution of the CEO Agreement in April 2014, Ms. Gregory was granted a stock option covering 342,857 shares, which vests in equal quarterly installments over a period of three years following April 1, 2014. Ms. Gregory resigned from her position as Chief Executive Officer effective March 21, 2016.

The CEO Agreement entitles Ms. Gregory to the following severance payment and benefits upon her termination by us without cause or her resignation for good reason, in each case, other than in connection with a change in control: (i) an amount equal to two times Ms. Gregory’s base salary, paid over 18 months following the date of termination; (ii) deemed vesting of 100% of options granted to Ms. Gregory during the period she was serving as our Chief Financial Officer; (iii) accelerated vesting of the portion of the options granted to Ms. Gregory in connection with the execution of the CEO Agreement that would have vested through March 31 of the year following the year in which termination occurs; and (iv) applicable premiums pursuant to COBRA for 12 months from the date of termination for Ms. Gregory and her dependents.

Ms. Gregory is subject to non-competition and non-solicitation provisions for one year following the termination of her employment.

Michael Wittekind, Ph.D.

In March 2012, we entered into a three-year employment agreement with Dr. Wittekind, to serve, at will, as Chief Scientific Officer. After the three-year period, the agreement renews for successive one-year terms unless terminated by either party. For 2015, Dr. Wittekind received an annual base salary of $330,215 and was eligible to receive an annual bonus equivalent to 35% of his annual salary, payable in cash and subject to performance against mutually agreed-upon goals. Effective January 1, 2016, Dr. Wittekind’s annual base salary was increased to $338,000.

Effective November 12, 2015, we entered into an amendment to Dr. Wittekind’s employment agreement. In the event that Dr. Wittekind is terminated without cause or resigns for good reason, he is eligible for (i) severance payments equal to 12 months of base salary continuation; (ii) a payment equal to twelve (12) months of bonus; and (iii) payments of COBRA premiums for 12 months. If there is a change of control and, within 12 months of such change in control, Dr. Wittekind is terminated without cause or resigns for good reason, he will receive the severance payments outlined above and, in addition, any then-outstanding stock options and equity awards will become immediately fully vested and exercisable. Any severance payment is subject to Dr. Wittekind’s executing and not revoking a release of claims. Dr. Wittekind is subject to non-competition and non-solicitation provisions during the term of his agreement and for one year following termination.

Daniel Couto

In March 2011, we entered into a three-year employment agreement with Mr. Couto, to serve, at will, as Vice President of Product Development. After the three-year period, the agreement renews for successive one year terms unless terminated by either party. In February 2014, Mr. Couto’s title changed to Senior Vice President, Manufacturing and Facilities Operations. For 2015, Mr. Couto received an annual base salary of $300,000 and was eligible to receive an annual bonus equivalent to 30% of his annual salary payable in cash. Effective January 1, 2016, Mr. Couto’s base salary was increased to $309,300.

On November 2, 2015, we entered into an amendment to Mr. Couto’s employment agreement. In the event that Mr. Couto is terminated without cause or resigns for good reason, he is eligible for (i) severance payments equal to 12 months of base salary continuation; (ii) a payment equal to twelve (12) months of bonus; and (iii) payments of COBRA premiums for 12 months. If there is a change of control and, within 12 months of such change in control, Mr. Couto is terminated without cause or resigns for good reason, he will receive the severance payments outlined above and any then-outstanding stock options and equity awards will become immediately fully vested and exercisable. Any severance payment is subject to Mr. Couto’s executing and not revoking a release of claims. Mr. Couto is subject to non-competition and non-solicitation provisions during the term of his agreement and for one year following termination.

Barry Kappel, Ph.D., M.B.A.

In October 2009, we entered into a three-year employment agreement with Dr. Kappel, to serve, at will, as Head, Business Development. After the three-year period, the agreement renews for successive one year terms unless terminated by either party. In February 2014, Dr. Kappel’s title changed to Senior Vice President, Business Development. For 2015, Dr. Kappel received an annual base salary of $270,000 and was eligible to receive an annual bonus equivalent to 30% of his annual salary payable in cash. Dr. Kappel resigned from his position on April 15, 2015.

In connection with Dr. Kappel’s resignation, we entered into a separation and consulting agreement with him whereby he agreed to provide consulting services to us until December 31, 2015 and we agreed to provide Dr. Kappel (i) a cash payment of $465,750, of which $135,000 was paid in a lump sum, with the remainder paid in twenty-four monthly installments beginning in May 2015, (ii) a fully vested stock option covering 35,550 shares that remains exercisable until March 30, 2016, (iii) payments of COBRA premiums for 18 months, and (iv) payment accrued but unused vacation days. In exchange for Dr. Kappel’s consulting services, we also agreed to provide accelerated vesting of a portion of Dr. Kappel’s outstanding, unvested stock options.

2015 Cash Bonuses

Each Named Executive Officer is eligible to receive an annual performance-based cash bonus based on achievement of individual performance goals and Company goals, determined by our Compensation Committee at the beginning of each year. Each Named Executive Officer has a target annual bonus award amount, expressed as a percentage of the Named Executive Officer’s base salary. For 2015, each Named Executive Officer other than Dr. Kappel was eligible to earn a cash bonus of up to $244,625 for Ms. Gregory, $118,300 for Dr. Wittekind, and $92,790 for Mr. Couto. Dr. Kappel did not receive a 2015 bonus.

As soon as practical after the year is completed, our Compensation Committee reviews actual performance against the stated Company goals and individual goals and determines subjectively what it believes to be the appropriate level of cash bonus, if any, for the Named Executive Officers. For 2015, the Company goals and objectives primarily related to research, clinical and financing activities. Individual goals were based on each person’s specific expertise and experience.

In February 2016, our Compensation Committee reviewed the performance of the Company and of each individual executive against the 2015 Company and individual goals and objectives and elected to pay bonuses to the Named Executive Officers. The amounts awarded to each Named Executive Officer for 2015 performance are set forth in the Summary Compensation Table in the column entitled “Bonus.”

Equity and Other Compensation Plans

We generally offer stock options to our employees, including our Named Executive Officers, as the long-term incentive component of our compensation program. Our stock options generally allow employees to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant and may be intended to qualify as “incentive stock options” under the Internal Revenue Code.

Our stock options typically vest either (a) as to 25% of the shares subject to the option on the first anniversary of the date of grant and in equal quarterly installments over the ensuing 36 months or (b) as to all of the shares subject to the option, ratably on a quarterly basis over a four-year period following the date of grant, in either case subject to the holder’s continued employment with us as of each applicable vesting date. From time to time, our board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees.

We awarded stock options to our Named Executive Officers during 2015 in the following amounts:

Named Executive Officer	2015 Options Granted
Julia P. Gregory	303,400
Michael Wittekind, Ph.D	115,000
Daniel Couto	50,000
Barry Kappel, Ph.D., M.B.A	85,550

These options were granted with exercise prices equal to the fair market of our common stock on the date of grant, as determined by our board of directors. The shares granted to Messrs. Wittekind and Couto vest over four years, with 6.25% of the shares underlying the option vesting at the end of each calendar quarter. The shares granted to Ms. Gregory and Dr. Kappel vest in accordance with the terms of their respective separation agreements.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate beginning on the first day of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, generally equal to $18,000 for 2015, and have the amount of the reduction contributed to the 401(k) plan. In 2015, the Company implemented a cash matching program whereby it contributes, on a dollar-for-dollar basis, an amount equal to 50% of employee contributions up to 3% of an employee’s salary.

2015 Director Compensation

Our non-employee directors are compensated on annual basis for their services on the board of directors as follows:

•	each non-employee director receives an annual cash retainer of $40,000;

•	each non-employee director receives an annual stock option grant to purchase 15,000 shares of our common stock, generally granted on or about the Annual Meeting Date;

•	the Chairman of the board of directors, each Chairman of a committee of the board of directors or a member of a committee of the board of directors, receives additional cash compensation as follows:

•	Chairman of the board of directors receives an additional annual retainer of $160,000;

•	Lead Director of the board of directors receives an additional annual retainer of $20,000;

•	Vice Chairman of the board of directors receives an additional annual retainer of $10,000;

•	Chairman of the Audit Committee receives an additional annual retainer of $15,000;

•	Chairman of the Compensation Committee receives and additional annual retainer of $10,000;

•	Chairman of each of the Science and Technology Committee and the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500; and

•	member of the Compensation Committee, Science and Technology Committee or the Nominating and Corporate Governance Committee—with respect to each such membership, an additional annual retainer of $5,000; member of the Audit Committee receives an additional annual retainer of $7,500.

•	each non-employee director receives an initial stock option grant to purchase 30,000 shares of our common stock upon being appointed to the board, granted as soon as reasonably practicable following the director’s appointment.

We generally grant stock options to our non-employee directors as soon as reasonably practical after the Annual Meeting as compensation for their service on our board of directors in the coming year. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and have a term of ten years from the date of grant, subject to the director’s continued service on our board of directors. The stock options vest as to 25% of the original number of shares underlying such options at the end of each calendar quarter following the date of grant.

The initial stock options granted to non-employee directors upon joining the board have an exercise price equal to fair market value on the date of grant and have a term of ten years from the date of grant, subject to the director’s continued service. The initial option grant vests 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant.

Each member of our board of directors is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he serves.

In May 2015, Dr. Steven Gilman was elected to the board of directors. In addition to the cash and equity compensation paid under our non-employee director compensation program described above, Dr. Gilman received an option to purchase 170,000 shares of our common stock that vests ratably over a three-year period.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2015 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (2)(4)	Other Compensation ($)		Total ($)
Steven Gilman, Ph.D.	$150,000		$598,664	$—		$748,664
Sol Barer, Ph.D.	$75,000		$49,357	$—		$124,357
Roger Pomerantz, M.D., F.A.C.P.	$65,000		$49,357	$—		$114,357
Isaac Blech	$54,375		$49,357	$—		$103,732
David N. Low, Jr.	$55,000		$49,357	$—		$104,357
Michael J. Otto, Ph.D.	$45,000		$49,357	$—		$94,357
David Scheinberg, M.D., Ph.D.	$55,000		$49,357	$—		$104,357
Cary Sucoff	$45,625		$49,357	$—		$94,982
Lawrence Yuan Tian, Ph.D	$30,000		$100,740	$100,000	(3)	$230,740
Shengda Zan (1)	$10,000	(1)	$—	$—		$10,000

(1)	Resigned from the position of director on May 4, 2015. All unvested portions of outstanding stock option grants were immediately forfeited.
(2)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options compensation awarded during the year computed in accordance with the provisions of ASC, Topic 718. See Note 11 to our financial statements included in our Annual Report on Form 10-K filed on March 15, 2016 regarding assumptions underlying the valuation of equity awards.
(3)	Represents compensation received under a consulting agreement we entered into with CIFCO International Group in April of 2013.

(4)	The following table shows the number of outstanding option awards held by each non-employee director as of December 31, 2015. None of our non-employee directors held unvested stock awards as of December 31, 2015.

Name	Option Awards (#)
Steven Gilman, Ph.D.	200,000
Sol Barer, Ph.D.	162,854
Roger Pomerantz, M.D., F.A.C.P.	68,571
Isaac Blech	162,853
David N. Low, Jr.	48,571
Michael J. Otto, Ph.D.	48,571
David Scheinberg, M.D., Ph.D.	102,853
Cary Sucoff	119,995
Lawrence Yuan Tian, Ph.D.	30,000
Shengda Zan	51,246

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of David A. Scheinberg, M.D., Ph.D., who serves as chairman, Sol Barer, Ph.D. and Isaac Blech.

During 2015, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the members of our Compensation Committee has ever been an employee of the Company.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (3)	Weighted- average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (3)(4)
Equity compensation plans approved by security holders (1)	1,613,053	$4.47	16,179
Equity compensation plans not approved by security holders (2)	2,032,833	$4.10	—

(1)	Consists of the 2014 Omnibus Incentive Plan (the “2014 Plan”).
(2)	Consists of the Amended and Restated 2008 Equity Incentive Plan.
(3)	As of December 31, 2015.
(4)	The 2014 Plan provides for an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2015 and continuing until the expiration of the 2014 Plan, equal to the lesser of (i) 4% of the outstanding shares of common stock on December 31 immediately preceding such date or (ii) a lesser amount determined by the Company’s board of directors.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date as to the shares of our common stock beneficially owned by:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our outstanding shares of common stock.

Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. The percentage of common stock beneficially owned is based on 27,484,005 shares outstanding as of the Record Date. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person or entity identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by such person or entity. Except as otherwise set forth below, the address of the beneficial owner is c/o ContraFect Corporation, 28 Wells Avenue, 3rd Floor, Yonkers, New York 10701.

	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Broadfin Capital, LLC. (1)	2,127,659	7.5
Jack W. Schuler (2)	2,127,659	7.5
Ernest W. Moody Revocable Trust (3)	2,000,000	7.0
Oracle Associates, LLC (4)	1,773,048	6.3
Shengda Zan (5)	1,571,240	5.7
Adage Capital Partners, L.P. (6)	1,500,000	5.5

Directors and Named Executive Officers:
Steven Gilman, Ph.D. (7)	100,000	*
Sol Barer, Ph.D. (8)	1,381,924	4.9
Roger J. Pomerantz, M.D. F.A.C.P. (9)	61,428	*
Isaac Blech (10)	1,443,657	5.2
David N. Low, Jr. (11)	91,835	*
Michael J. Otto, Ph.D. (12)	41,428	*
David Scheinberg, M.D., Ph.D. (13)	124,337	*
Cary Sucoff (14)	189,992	*
Lawrence Yuan Tian, Ph.D. (15)	23,571	*
Julia P. Gregory (16)	800,241	2.8
Michael Wittekind, Ph.D. (17)	136,899	*
Daniel Couto (18)	85,026	*
Barry Kappel, Ph.D. (19)	158,721	*
All current directors and executive officers as a group (16 persons) (20)	3,901,131	15.0

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Based solely on a Schedule 13G filed with the SEC on February 16, 2016 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler (the “Broadfin Reporting Persons”). The address for Broadfin Capital, LLC and Kevin Holter is 300 Park Avenue, 25th Floor, New York, New York 10022. The address for Broadfin Healthcare Master Fund, Ltd. is 20 Genesis Close, Ansbacher House, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands. Consists of (a) 1,418,439 shares of common stock and (b) 709,220 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Each of the Broadfin Reporting Persons has shared voting and dispositive power over all such shares.
(2)	The address for Jack W. Schuler is c/o Crabtree Partners, 100 W. Field Drive, Suite 360, Lake Forest, IL 60045. Consists of (a) 1,418,439 shares of common stock and (b) 709,220 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(3)	The address for the Ernest W. Moody Revocable Trust (the “Trust”) is 2116 Redbird Drive, Las Vegas, NV 89134. Consists of shares of common stock and shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. The Trust has sole voting and dispositive power over all such shares.
(4)	Based solely on a Schedule 13G filed with the SEC on June 26, 2015 by Oracle Associates, LLC, Oracle Partners, L.P., Oracle Institutional Partners, L.P. and Larry Feinberg (the “Oracle Reporting Persons”). The address for each of the Oracle Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. Consists of (a) 1,182,032 shares of common stock and (b) 591,016 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Oracle Associates, LLC and Larry Feinberg have shared voting and dispositive power over all such shares. Oracle Partners, L.P. has shared voting and dispositive power over 1,418,439 shares. Oracle Institutional Partners, L.P. has shared voting and dispositive power over 354,609 shares.
(5)	Shengda Zan, a former member of our board of directors, is the sole director of Alpha Spring Limited. The address for Alpha Spring Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Consists of (a) 1,337,036 shares of common stock and (b) 234,204 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(6)	Based solely on a Schedule 13G filed with the SEC on January 28, 2016 by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross (the “Adage Reporting Persons”). The address for each of the Adage Reporting Persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. Consists of shares of common stock as of the Record Date. Each of the Adage Reporting Persons has shared voting and dispositive power over all such shares.
(7)	Consists of 100,000 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(8)	Consists of (a) 775,932 shares of common stock and (b) 605,992 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(9)	Consists of 61,428 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(10)	Consists of (a) 1,280,804 shares of common stock and (b) 162,853 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(11)	Consists of (a) 30,550 shares of common stock and (b) 61,285 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(12)	Consists of 41,428 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(13)	Consists of (a) 15,770 shares of common stock and (b) 108,567 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(14)	Consists of 189,992 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(15)	Consists of 23,571 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(16)	Consists of (a) 50,282 shares of common stock and (b) 749,959 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(17)	Consists of (a) 17,893 shares of common stock and (b) 119,006 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(18)	Consists of 85,026 shares of common stock underlying options that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(19)	Consists of (a) 14,032 shares of common stock and (b) 144,689 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.
(20)	Consists of (a) 2,152,726 shares of common stock and (b) 1,748,405 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers in which we agree to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of the Company or any of its subsidiaries. We maintain insurance policies for director and officer liability providing for maximum coverage in the amount of $20 million.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person”, has a direct or indirect material interest.

Company management is responsible for determining whether a transaction meets the requirements of a related person transaction requiring review under the related person transaction policy. If review is deemed to be required under the policy, it is the responsibility of the Audit Committee to review related person transactions and approve, ratify, revise or reject related person transactions. The Audit Committee will consider all relevant facts and circumstances and will only ratify those transactions that are in our best interests. If a related party transaction involves a related person who is a director or immediate family member of a director, such director may not participate in the deliberations or vote respecting such transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers such transaction. If management determines it is impractical or undesirable to wait until an Audit Committee meeting to consummate a transaction with a related person, the chairperson of the Audit Committee may approve the transaction with the related person. Any such approval must be reported to the Audit Committee at the next regularly scheduled meeting.

The following transactions involving related persons are pre-approved under the related party transaction policy:

•	any employment by us of an executive officer, if: (i) the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”); or (ii) the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	any compensation or benefits paid to a director for service as a director, as long as the Board has approved such compensation or benefits;

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s total annual revenues;

•	any charitable contribution, grant or endowment by us to a charitable organization, foundation or university in which a related person’s only relationship is as an employee (other than an executive officer), or a director or trustee, if the aggregate amount involved does not exceed the greater of $250,000 or 2 percent of the charitable organization’s total annual receipts;

•	any transaction where the related person’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis (e.g., dividends);

•	any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the board of directors, which is reviewed at least annually. A copy of the Audit Committee Charter is available on the Corporate Governance page of our website at http://ir.contrafect.com/governance-docs. The members of the Audit Committee are Messrs. David N. Low Jr. (Chairman), Roger Pomerantz, M.D., F.A.C.P. and Cary Sucoff, each of whom meets the independence standards established by NASDAQ and the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the board of directors and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including those matters required by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

David N. Low, Jr. (Chairman)

Cary Sucoff

Roger Pomerantz, M.D., F.A.C.P.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% common stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file. Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements were complied with in a timely fashion.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to our directors, officers or employees for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board

Natalie Bogdanos
General Counsel & Corporate Secretary

April 5, 2016

Our 2015 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 28 Wells Avenue, Third Floor, Yonkers, New York 10701, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of the Record Date, the stockholder was entitled to vote at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

CONTRAFECT CORPORATION

May 6, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Copies of the 2016 Proxy Statement and the 2015 Annual Report to stockholders are also available online at http://www.astproxyportal.com/ast/19556

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	00003333333333001000 4	050616

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR NOMINEES LISTED BELOW AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.
Election of Directors:
				FOR	AGAINST	ABSTAIN
			Sol J. Barer, Ph.D.	☐	☐	☐
			Isaac Blech	☐	☐	☐
			Steven C. Gilman, Ph.D.	☐	☐	☐
			David N. Low, Jr., M.B.A.	☐	☐	☐
			Michael J. Otto, Ph.D.	☐	☐	☐
			Roger J. Pomerantz, M.D., F.A.C.P.	☐	☐	☐
			Cary W. Sucoff, J.D.	☐	☐	☐

		2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

		3.	The approval of amendments to the Company’s Amended and Restated Certificate of Incorporation to provide that any director or the entire board of directors may be removed with or without cause, and clarify the director vacancy provision.	☐	☐	☐

			MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

                        ¢

CONTRAFECT CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting of Stockholders on May 6, 2016

The undersigned hereby appoints Natalie Bogdanos, General Counsel and Corporate Secretary, and Michael Messinger, Vice President, Finance (each, a “Proxy” and together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote all the shares of common stock that the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ContraFect Corporation to be held at the offices of Lathan & Watkins LLP, located at 885 Third Avenue, 12th Floor, New York, New York 10022, on May 6, 2016 at 9:00 A.M. EDT and at any continuation, postponement or adjournment thereof, as designated on the reverse side of this card.

In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢